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                                                                 Exhibit 10.30

Supply Contract No. 22-1078 of 1999

Parties

The parties to this Supply Contract No. 22-1078 dated as of 30 December 1999 (the "Effective Date") are:

"iBasis, Inc.", a company incorporated under the laws of the state of Delaware, United States of America, with registered offices at 20 Second Avenue, Burlington, MA 01803 USA, U.S. Taxpayer Identification No. 04-3332534, hereinafter referred to as Customer, duly represented by Ofer Gneezy, in his capacity as Chief Executive Officer ("CEO")

and

"Belle Systems A/S", a company incorporated under the laws of Denmark, whose registered office is situated at Ahlgade 3, 4300 Holbaek, VAT No. DK 15 99 09 88, hereinafter referred to as Supplier, duly represented by Hasse Rasmussen, in his capacity as CEO,

(each, a "Party"; together, the "Parties").

Acceptance of Terms

Supplier licenses the System (hereinafter defined) to Customer on the terms and conditions set forth herein, which terms and conditions each Party shall be deemed to accept by execution of this Contract.

Article 1 Definitions

In this Contract the following words and expressions shall have the meanings hereby assigned to them, except where otherwise expressly defined:

"Active User" means a voice debit card in the IMS Master Database after it has been activated and before it has expired;

"Additional Software and/or Hardware" mean the SilverStream products and any other software and/or hardware listed in Enclosure 2;

"Confidential Technical Information" means without limitation; any and all technical information disclosed to Supplier by or on behalf of Customer, whether prior to or after the date of this Contract whether communicated orally, in writing or in any other recorded form including without limitation, all technical and other information data, designs, and software;

"Day" means calendar day;

"Enclosure(s)" means any and all of the Enclosures listed in Article 19 herein; "Error" means a deficiency or bug in or a malfunction of the System;

"Error List" means a complete listing of all deficiencies, bugs, malfunctions or errors occurring in the System as reported by Customer;

"Force Majeure Event" means any circumstance neither foreseeable at the date of this Contract nor within the reasonable control of the Party in question including, without limitation, governmental actions; actions of any public authority, civil commotion or disorder, riot, invasion, war, threat of war, or preparation for war, fire, explosion, storm, flood, earthquake, epidemic or other natural physical disaster;

"IMS" means the Internet Management System as defined in the IMS Description, which may be amended from time to time when Supplier releases a new Version;

"Intellectual Property Rights" means any and all patents, copyrights, registered designs, design rights, trade marks, trade names, service marks, know how and any other industrial or intellectual property rights subsisting in the System;

"IP" means Internet Protocol;

"Logical Bombs" means built-in or use-driven destructive mechanisms, injurious or damaging algorithms, time bombs, or other software that is created to destroy any of Customer's data or other software, other than licence keys that limit Customer's access to the functionality of the software for which a licence fee is paid;

"Master Database" means the database maintained by Customer in respect of the Customer's customers, accounting information and network configuration for the System;

"System" means IMS plus any Additional Software and/or Hardware as defined in Enclosures 1 and 2;

"System Delivery" means delivery of the System to Customer's place of business;

"Total Contract Price" means all monies paid by the Customer to the Supplier pursuant to this Contract;

"VoIP" means Voice over IP as provided for via IMS;

"Warranty Period" means one (1) year starting from 1 January 2000;

"writing" means any hand-written, type-written, or printed communication, including telegram, telex and telefax (but not including electronic communication).

In this Contract:

            (a) any reference to one gender shall include all genders;

            (b) the singular includes the plural and vice versa;

            (c) any reference to a person shall include natural persons and partnerships, firms and other such unincorporated bodies and all other legal persons of whatever kind and however constituted;

            (d) any reference in this Contract to any statutory decree or statutory instrument or other regulation having the force of law shall be deemed to include any lawful modification thereto or re-enactments thereof, made after the Effective Date;

            (e) article headings and the list of contents are for reference only and shall not effect the interpretation of this Contract and references to Articles, and Enclosures are references to articles and enclosures (respectively of this Contract);

            (f) each of the Enclosures shall have effect as if set out in this Contract, and in the event of any conflict between the Enclosures and the Contract, the terms, conditions and provisions of the Contract shall prevail.

Article 2 Scope of the Contract

Supplier shall supply, deliver and install the System and shall licence Customer to use the System with VoIP only, with no more than 100,000 Active Users and no more than one Master Database in accordance with the terms, conditions and provisions set forth herein. The System shall include prepaid and postpaid capabilities for VoIP, while wholesale for VoIP shall be governed by a seperate contract.

Should the number of Active Users exceed 100,000, Customer shall pay an additional license fee according to the Price List and Payment Terms.

Article 3 IMS Description

The IMS Description shall be as set out in Enclosure 1.

Customer shall, where requested to do so by Supplier, without undue delay supply all further information reasonably requested by Supplier to assist Supplier in preparation of the System for Customer's specific requirements.

Supplier shall, on receipt of such further information requested by it, notify Customer of any proposed amendments to the IMS Description, which amendments shall be effective when approved by Customer in writing.
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Article 4 Licenses

Supplier shall provide Customer with a perpetual, non-transferable, not re-sellable, and non-exclusive right to use IMS according to the terms, conditions and provisions of the Belle Systems' standard Software license Agreement (contained in Enclosure 1), subject to the proviso that where any term, condition or provision of the Belle Systems standard Software license Agreement conflicts with this Contract, the terms of this Contract shall prevail.

Customer gains no title to IMS and acknowledges that all Intellectual Property Rights and or any other rights to the software and the associated documentation remain the property of Supplier.

Supplier certifies that its know-how and the equipment and software to be supplied do not constitute any infringement of any Intellectual Property Rights belonging to third parties, subject to the relevant provisions in this Contract relating to the use of third party software (as set out in Enclosure 2).

Supplier does not own the Intellectual Property Rights in the Additional Software and/or Hardware, which is sublicensed to Customer on the terms set out in Enclosure 2, and on signature of this Contract, Customer shall be deemed to have accepted those third party licence terms. Customer hereby agrees to indemnify Supplier in full against all claims, costs, demands, losses and expenses (including all legal expenses on a full indemnity basis) incurred by Supplier as a result of any direct or indirect breach by Customer of the terms, conditions and provisions of the licence to the Customer of any Additional Software and/or Hardware.

Article 5 Change Management

Should Customer request that Supplier provide assistance that is outside the scope of assistance to which Customer is entitled under this Contract or under any other agreement between Customer and Supplier (the "Extra Assistance") Supplier shall provide Customer with a quotation for the price of and time required to provide such Extra Assistance, which price and time shall be reasonable in light of the Extra Assistance requested and shall not exceed the lowest prices charged by Supplier to any other customer for the delivery of like quantities of the same or similar assistance.

Supplier shall use its best endeavours to provide such Extra Assistance but shall not in any circumstances be bound to do so

Article 6 Warranty

Provided that Supplier has delivered and installed INS, Supplier warrants for the duration of the Warranty Period that the System as a whole shall perform substantially in accordance with the specifications of Enclosures 1 and 2.

Supplier's sole and exclusive obligation under this warranty shall be to exercise commercially reasonable efforts to implement appropriate error corrections in response to Customer's reports of errors within the Warranty Period. Product support via the telephone is not included in this warranty. If Customer so wishes, a supplementary contract concerning product support via the telephone could be concluded.

Supplier represents and warrants that the prices for each product or service provided or to be provided by Supplier to Customer under this Contract will not exceed the lowest prices offered by Supplier to any of its customers for the delivery of the same or similar products (in equal or lesser quantities) or services. If Supplier does offer to another customer prices that are lower than those in this Contract for the delivery of the same or similar products (in equal or lesser quantities) or services, Supplier shall, within fifteen (15) days after such offer, reinvoice Customer at the reduced price or rebate to Customer the amount by which the amount paid exceeds the reduced price, as applicable.

However, it should be noted that the above MFN clause only is valid for Voice over IP products.

Supplier further guarantees that as at the date of delivery, the System is free from viruses, Trojan Horses and Logical Bombs.

The express terms of this Contract are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common 1aw, custom, trade usage, course of dealing or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

Article 7 Service and Support Contract

The Service and Support Contract at Enclosure 3 shall be effective upon System Delivery. Supplier shall perform general service and support of the System according to the terms, conditions and provisions of the Service and Support Contract.

Article 8 Documentation

Supplier shall deliver to Customer the documentation as set out in Enclosure 4 (the "System Documentation"). All System Documentation shall be in English.

Article 9 Delivery and Acceptance

System Delivery and installation will take place in accordance with the dates specified in the Time Schedule, Enclosure 5.

Within the Test Period (as defined in Enclosure 5) Customer shall test and examine the System and report in writing any Errors in the System to Supplier as soon as reasonably possible. Within or immediately following termination of the Test Period, Customer shall either (i) provide Supplier with written notification that the System has been accepted, or (ii) provide Supplier with written notification that the System has been rejected and specify with reasonable particularity the reasons for rejection, subject to the proviso that if, notwithstanding certain Errors, the System substantially conforms to the System Description, then Customer will not reject the System and Supplier will use its best endeavours to correct the reported Errors without undue delay. Should Customer fail to provide Supplier with any written notification Customer shall be deemed to have accepted the System.

If Customer rejects the System, Supplier shall re-deliver a conforming System within the applicable Repair Period (as defined in the Time Schedule), such Repair Period commencing upon receipt of notice from Customer of nonconformities, which will be no later than termination of the Test Period. Upon re-delivery, Customer shall re-test the System during a period equal to the Test Period. If Customer accepts the System, it shall so notify Supplier in writing.

If Customer rejects the System a second time, Supplier shall for the second time re-deliver a conforming System within the applicable Repair Period, commencing upon receipt of notice from Customer of nonconformities. Upon re-delivery, Customer shall for the second time re-test the System during a period equal to the Test Period. If at the end of such period Customer accepts the System, Customer shall so notify Supplier in writing. If at the end of such period the System does not substantially conform to the System Description, Customer may
(i) terminate this Contract and, upon return or destruction of the System and System Documentation, obtain a full refund of all amounts paid to Supplier in respect of the Contract, or (ii) afford Supplier (a) further Repair Period(s), each one to be followed by a period equal to or greater than the Test Period, insofar as it elects to do so before accepting the System or terminating this Contract in accordance with this Article 9.

During the Repair Period(s) Supplier shall test the System as needed to correct the Errors identified, so long as such testing does not interfere with the business of Customer, and Customer shall take all reasonable steps to assist Supplier with such testing.

System Acceptance shall be subject to the proviso that System Acceptance notwithstanding nonconformities (material or otherwise) in the System or System Documentation shall not relieve Supplier of the obligation to cure such nonconformities as promptly as possible after the nonconformity has been brought to the attention of Supplier.

Under all circumstances the System is considered to be accepted in the event that Customer wholly or partially sets the System in production and uses it as part of its commercial activities.

Article 10 Prices and Terms of Payment

In consideration of the Supplier supplying the System to the Customer in accordance with the dates specified in the Time Schedule, as amended by the Parties from time to time, and provided that the System substantially conforms with the System Description, the Customer shall pay the Total Contract Price.

In the event that Supplier falls to supply Customer with substantially all of the features identified in the System Description in accordance with the dates specified in the Time Schedule, as amended by the Parties from time to time, Customer's payment obligations under this Contract shall cease to accrue for so long, as Supplier fails to meet its supply obligations.

The prices and terms of payment are set out in Enclosure 6.

The Supplier reserves the right to request details of the Customer's financial status. Where, following submission of such information by the Customer, the Supplier, in its sole discretion (acting reasonably) considers it appropriate, the Supplier reserves the right to require that the Customer arranges the supply of a third party guarantee of the Customer's obligations under this Contract.

Article 11 Changes and Modifications of the System

In the event that (i) without the prior written consent of Supplier, Customer allows any person other than Supplier to directly or indirectly change or modify the System (the "Unauthorized Changes"), and (ii) those Unauthorized Changes seriously influence the proper functions of the System, then Supplier shall be released from its warranty that the System substantially conforms to the System Description. Changes caused by ordinary user input to the System shall in no event be Unauthorised Changes.

Supplier's warranty that the System substantially conforms to the System Description will recommence when and if Customer arranges for the Unauthorised Changes to be reversed to the satisfaction of Supplier, subject to the proviso that before such warranty recommences Supplier may (i) test or require Customer to test the System to verify that the Unauthorised Changes have been reversed and (ii) charge Customer a reasonable fee for such testing.

Should Customer request Supplier to change, modify or enhance the System in ways that, if implemented, would prevent Supplier from performing its obligations under this Contract, Supplier shall inform Customer as soon as possible after receipt of Customer's request Should Customer then uphold the request Supplier shall be released from its obligations under this Contract to the extent reasonable considering the changes, modifications or enhancements.

Where Customer supplies Confidential Technical Information or any other required information (together the "Information") to Supplier pursuant to Contract No. 22-1078, on which Supplier will rely in tailoring the IMS or any other product to Customer's requirements, Customer warrants that such Information is, to the best of its knowledge and reasonable belief, accurate in all respects. Customer hereby waives in full any claim, which it may have against Supplier for breach of contract to the extent that such breach results from Suppliers reliance on any Information supplied by Customer to Supplier.

Article 12 Contact Persons

Customer shall designate, via written notice to Supplier, one member of its senior management group as its primary point of contact (the "Primary Contact Person") with the Supplier and one or more members of its systems group as (a) secondary point(s) of contact (the "Secondary Contact Person(s)") (together, the "Contact Persons"). Customer shall inform Supplier immediately in writing in the event of a change in Contact Persons. The Contact Persons will handle the future communication in relation to the subject of this Contract, notwithstanding the fact that no modification to this Contract shall be effective in the absence of a written amendment

Supplementary information and information about the Contact Person or Persons is found in the Project Manual, Enclosure 7.

Article 13 Limitation of Liability

Supplier shall indemnify Customer and keep Customer fully and effectively indemnified on demand against any loss of or damage to any property or injury to or death of any person caused by any negligent act or omission or wilful misconduct of Supplier, its employees, agents or sub-contractors.

Supplier shall indemnify Customer to the same extent that Supplier receives indemnification from SilverStream and Oracle, who as of the Effective Date are the two suppliers of the Additional Software.

Customer shall indemnify Supplier and keep Supplier fully and effectively indemnified on demand against any loss of or damage to any property or injury to or death of any person caused by any negligent act or omission or wilful misconduct of Customer, its employees, agents or sub-contractors.

Except in respect of injury to or death of any person (for which no limit applies), breach of the Non-Disclosure Agreement, and infringement of any third-party patent, copyright, trademark, industrial design or other intellectual property or privacy right, the respective liability of Supplier and Customer under paragraphs (1) and (2) above of this Article 13 in respect of each event or series of connected events shall not exceed 150 per cent. of the Total Contract Price.

Notwithstanding anything else contained in this Contract, Supplier shall not be liable to Customer for loss of profits, business interruptions, loss of business information or contracts or other indirect or consequential loss whether arising from negligence, breach of contract or howsoever.

Supplier shall not be liable to Customer for any loss arising out of any failure by Customer to keep full and up-to-date security copies of the computer programs and data it uses in accordance with best computing practice.

To receive the benefit of indemnification under this Article 13, the party seeking indemnification must promptly notify the other party in writing of a claim or suit and provide reasonable cooperation (at the indemnifying party's expense) and tender to the indemnifying party (and its insurer) full authority to defend or settle the claim or suit. Neither party has any obligation to indemnify the other party in connection with any settlement made without the indemnifying party's written consent. The party seeking indemnification has the right to participate at its own expense in the claim or suit and in selecting counsel therefor. The party seeking indemnification shall cooperate with indemnifying party (and its insurer), as reasonably requested, at indemnifying party's cost and expense.

Article 14 Force Majeure

A Party shall not be liable for a failure to perform any of his obligations to the extent that he proves that the failure was due to a Force Majeure Event.

A Party seeking relief shall, as soon as practicable after the impediment and its effects upon his ability to perform became known to him, give notice to the other Party of the Force Majeure Event and its effects upon his ability to perform. Notice shall also be given when the ground of relief ceases.

Should such an impediment have been effective for more than ninety (90) Days, then the Party whose performance is not affected by the Force Majeure Event is entitled to terminate the Contract.

Article 15 Non-Disclosure

The Parties agree to comply with their obligations under the Non-Disclosure Agreement, Enclosure 8. The obligations as to confidentiality shall survive any termination of this Contract

Article 16 Source Materials Escrow

The source code to IMS including the corresponding documentation will, subject to the parties entering into a separate escrow agreement, be deposited with an escrow agent chosen by Supplier, but this shall be at Customer's expense.

Article 17 Entire Agreement

This Contract together with the Enclosures constitutes the entire agreement and understanding between the Parties and supersedes any and all previous agreements, warranties, representations or statements made between the Parties relating to the subject matter of this Contract.

The Parties acknowledge and agree that in entering into this Contract they do not rely on and shall have no remedy in respect of any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether a Party to this Contract or not) other than as expressly set out in this Contract.

Nothing in this Article shall, however, operate to limit or exclude any liability for fraud.

Article 18 Applicable Law and Jurisdiction

This Contract shall be governed by and construed in accordance with English Law.

All disputes arising out of or in connection with the present Contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

The arbitration proceedings will take place in London and will be conducted in the English language and the award shall be in English.

Article 19 Miscellaneous

Supplier understands and agrees that (i) the System licensed to Customer under this Contract is critical to Customer's operations and that under no circumstances may Supplier seek to cancel or otherwise limit or terminate Customer's access to use the System or Customer's access to any warranty or Service and Support services; and (ii) Supplier's sole and exclusive remedy for any breach of this Contract by Customer is limited to money damages. Supplier hereby waives its right to seek injunctive relief against Customer in connection with any such breach that has the effect of interrupting Customer's access to any product or service; provided, nothing contained herein shall prohibit either Party from obtaining injunctive relief with respect to unauthorised disclosure of confidential information. However, should Customer fail to the entire amount of any invoice of Supplier on or before the 9Oth day after such amount is due and payable under the Parties' ordinary payment terms, and should Supplier's Chief Financial Officer ("CFO") send to Customer's CFO two (2) or more demand letters with respect to such invoice during or after such ninety (90) days, then unless such invoice is subject to a bona fide dispute between Customer and Supplier, the above limitation of Supplier's remedies shall not apply, i.e. Supplier shall e.g. be allowed to discontinue any and all Service and Support services.

No forbearance, delay or granting of time by either party in or before enforcing this Contract shall operate as a waiver of that party's rights under this Contract nor shall operate to bar the enforcement or exercise of that party's rights under this Contract.

Any waiver or amendment of any term, condition or provision of this Contract shall only be effective if made in writing and signed by or on behalf of both parties. Any such waiver or amendment shall not be construed as a waiver or amendment of any other term, condition or provisions of this Contract.

The illegality, invalidity or unenforceability of any terms, conditions or provisions of this Contract shall not affect the legality, validity or enforceability of the remaining terms, conditions and provisions. If any terms, conditions or provisions are found by any competent court, arbitrator or authority to be illegal, invalid or unenforceable the parties agree that they will substitute provisions in a form as similar to the offending provisions as is possible without rendering them illegal, invalid or unenforceable.

The rights and remedies of each party under this Contract are cumulative and shall not operate to exclude any rights or remedies provided by law or otherwise.

All sums payable by Customer under this Contract shall be paid free and clear of any deductions, withholdings, set offs or counter claims whatsoever.

Only express modifications to this Contract that are made in writing and signed by both parties will be binding.

Save as expressly provided in this Contract, neither party shall assign or otherwise transfer this Contract or any of its rights and obligations under it whether in whole or in part without the prior written consent of the other, except that Customer may assign its rights hereunder without the consent of Supplier in the event of a sale of substantially all the line of business for which Customer acquired the system, irrespective of whether the sale or transfer occurs by way of change of control, sale of substantially all the assets, sale of stock or merger.

Article 20 Notices

Any notice, notification, demand or other communication required, or which may be given unless otherwise specifically provided for in this Contract, shall be in writing, in English, and shall be given or made by confirmed facsimile or similar electronic communication, by certified mail, return receipt requested or by an overnight courier service which provides the sender with written record of delivery, and shall be addressed to the respective parties as follows:

To Customer            Michael Hughes
                       Chief Financial Officer

To Supplier            Anders Tang Christensen
                       Chief Financial Officer

The notice, notification, demand or other communication shall be deemed to have been given or made on the confirmation date. The above addresses may be changed at any time by giving written notice in accordance with the terms of this Article.

Article 21 List of Enclosures

Enclosure 1 -- IMS Description
Enclosure 2 -- Additional Software and/or Hardware
Enclosure 3 -- Service and Support Contract
Enclosure 4 -- Documentation
Enclosure 5 -- Time Schedule
Enclosure 6 -- Prices and terms of payment
Enclosure 7 -- Project Manual
Enclosure 8 -- Non-Disclosure Agreement
Enclosure 9 -- Memorandum of Understanding (when executed and effective) Enclosure 10 -- Millenium Warranty Certificate

This Contract is to be executed in two (2) counterparts each of which when taken together shall constitute one Contract.

For Customer                                For Supplier


_____ December 1999                         30 December 1999


/s/ Ofer Gneezy                             /s/ Hasse Rasmussen, CEO
------------------------------              ------------------------------

Ofer Gneezy, CEO                            Hasse Rasmussen, CEO